Post-Acquisition Supply Agreement

This Post-Acquisition Supply Agreement (the “Supply Agreement”) made and entered into effective as of March 18, 2016 (the “Effective Date”), is between Hancock Jaffe Laboratories, Inc., a Delaware corporation(“HJL”), with its address at 70 Doppler, Irvine, California 92618, and LeMaitre Vascular, Inc., a Delaware corporation(“LMAT”), with an address at 63 Second Avenue, Burlington, Massachusetts 01803 (hereinafter sometimes individually or collectively referred to as a “Party” or the “Parties,” respectively) . All capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement (defined hereinafter).

WHEREAS, pursuant to that certain Asset Purchase Agreement dated of even date between the Parties, LMAT acquired certain assets of HJL;

WHEREAS, in accordance with the terms of the Asset Purchase Agreement, HJL and LMAT desire to enter into this Supply Agreement, whereby HJL will be the contract manufacturer of the Products for LMAT post-Closing, all as further set forth in this Supply Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

SCOPE OF AGREEMENT

1.1.	This Supply Agreement applies to the post-Closing supply of Products by HJL to LMAT in accordance with the terms of this Supply Agreement.

ARTICLE 2

REGULATORY

2.1.	Medical Device Establishment Registration. During the term of this Supply Agreement or as required by law, which ever date is later, HJL shall continue to maintain a Medical Device Establishment Registration and Listing (as defined under the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time (the “Act”)) as the contract manufacturer.

2.2	Regulatory Approvals/Clearances. LMAT shall be responsible, at its sole expense, for filing and obtaining and maintaining (including development of and compliance with necessary quality programs) any further authorizations from regulatory authorities worldwide, including the FDA and the appropriate competent authority or Notified Body, attendant to or necessary for the commercialization of the Products in any jurisdiction. Except as otherwise required by law or agreed by the Parties, LMAT shall be responsible for all dealings with the FDA, or the appropriate competent authority or Notified Body, including but not limited to notifications, medical device vigilance, and national labeling issues.

2.2.	Registrations/Listings. Within a reasonable time post-Closing as agreed to by the Parties, HJL will take all steps reasonably necessary to update FURLS (FDA Unified Registration and Listing Systems) regarding the change in HJL’s responsibility for the Products from a manufacturer of record to a contract manufacturer. LMAT is responsible for re-listing such Products. Further, on and after the Effective Date, LMAT shall be legally responsible for all post-market surveillance activities, customer service, reporting and all other regulatory filings and compliance requirements for the Products.

2.3.	Manufacturing Compliance. If HJL determines that its manufacturing, quality systems, post-market surveillance activities, or any portion thereof, are not in compliance with any Applicable Law, it shall promptly notify LMAT in writing within three business days of such determination. In such written notification, HJL shall provide to LMAT an explanation and description of such non-compliance and an explanation of the controls that will be implemented or actions that will be or already have been taken to correct the non-compliance.

2.4.	Traceability. For as long as required by law or to fulfill the obligations under this Supply Agreement, whichever is longer, each Party will maintain adequate records to permit the Parties to trace the manufacture of the Product and the distribution and use of the Product. Additionally, within 5 business days of the end of each calendar month, HJL shall prepare and send to LMAT a report listing the following information with respect to any implant registration cards received by HJL during such calendar month: 1) serial number; 2) model number; 3) patient ID #; 4) physician last name; 5) Product implant date; and 6) hospital name, city and state; in each case to the extent that the underlying implant cards contain such information.

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2.5	Remedial Actions. HJL will immediately notify LMAT, and promptly confirm such notice in writing, if it determines or is instructed by a regulatory body that any of the Products are or may be subject to recall, field corrective action, stock recovery or other post-distribution regulatory action with respect to a Product taken either by virtue of applicable federal, state, foreign, or other law or regulation or good business judgment (a “Remedial Action”). LMAT will be responsible for, and HJL will assist as requested by LMAT, in gathering and evaluating such information as may be helpful to determine the necessity of conducting a Remedial Action; provided that LMAT shall have sole responsibility for collecting information from its customers, including customer complaints. LMAT will determine in its sole discretion whether to commence any Remedial Action with respect to the Product and HJL shall fully cooperate in such Remedial Action. If LMAT determines in its sole discretion that any Remedial Action with respect to the Product should be commenced or if a Remedial Action is required by any governmental authority having jurisdiction over the matter, LMAT will control and coordinate all efforts necessary to conduct such Remedial Action. If LMAT conducts any Remedial Action related to the Product and HJL is determined by LMAT in its sole discretion to be responsible for the issue requiring the Remedial Action (e.g., a problem arises from faulty manufacture), HJL, at LMAT’s option, will either issue a credit to LMAT or reimburse LMAT for the sales price of all LMAT devices recalled in such Remedial Action and the other reasonable costs incurred by LMAT associated with such Remedial Action. LMAT shall have responsibility for managing corrective and preventive action (“CAPA”) as defined in the Act.

2.6	Complaints and Medical Device Reporting. Each Party will comply with applicable provisions of the 21 CFR Part 820 Quality System Regulation and 21 CFR Part 803 Medical Device Reporting systems, and each Party will cooperate with the other for the timely compliance therewith. HJL agrees to notify LMAT within two business days of receipt of any information that reasonably suggests a complaint or Medical Device Report (“MDR”) relating to the Product has occurred. LMAT agrees to notify HJL within a reasonable period of time of receipt of any information that reasonably suggests a MOR relating to the Product has occurred. HJL will investigate any such complaints or MDRs/Vigilance Reports and forward to LMAT its determinations and conclusions relating to the complaint or MOR. HJL shall investigate all instances of an alleged product failure or product inadequacy documented by LMAT and forwarded by LMAT for investigation. HJL shall provide a written summary of the findings from such investigation and status and ongoing actions to LMAT within seven calendar days following the date that HJL is informed of such complaint or MOR and every 14 calendar days thereafter until the complaint or MOR is formally closed. LMAT shall have sole responsibility for filing the MOR with the appropriate regulatory agency.

2.7	Vigilance Reporting. HJL will notify LMAT in writing if a Vigilance Report is required to be filed with respect to the Product. LMAT will be responsible for complying with Vigilance Reporting requirements for the Product.

2.8.	LMAT Audits. HJL will give LMAT reasonable access to its manufacturing laboratories, supplier, inventory, shipping, and quality procedures and records and facilities to allow LMAT to conduct full compliance audits relating to the Product, its manufacture, and the Product’s regulatory and quality status, at LMAT’s expense, as reasonably deemed necessary by LMAT, but no more frequently than twice in any 12 month period, unless LMAT determines in good faith that exceptional circumstances require more frequent audits. The audit may include, without limitation, records relating to manufacturing compliance with the Specifications (as defined in the Act), compliance with quality control and inspection reports procedures, compliance with GMP/QSR Regulations and regulatory compliance. Such audits will be conducted during HJL’s normal business hours, with at least three business days’ prior written notice to HJL by LMAT. HJL will make its personnel available to LMAT in connection with such audits. LMAT will provide to HJL the audit findings of observations to which HJL will respond within 10 business days with its evaluation of the findings detailing corrective actions with follow-up reports every 30 calendar days until the observations have been formally closed or will inform LMAT in writing of the reasons why HJL believes a corrective action is not required. LMAT will be given access to audit all corrective actions.

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2.9	Regulatory Inspections. HJL will promptly notify LMAT of any planned or unannounced inspection of its facilities manufacturing the Product or any component part of a Product by the FDA, CE Mark certification organization or other federal, state, local, or other regulatory agency which relates to the manufacture, assembly, packaging or regulatory status of the Product and regularly provide LMAT with information about the progress and outcome of such inspection, including, without limitation, copies of any notice of observations or warnings and copies of HJL responses to these inspection reports or warnings, including, requests for Remedial Action, resulting CAPAs, supporting attachments or other related documentation.

2.10	Additional Quality Requirements. HJL shall comply with those additional quality requirements set forth in Exhibit A.

2.11	HJL Cooperation: HJL shall cooperate with LMAT to the fullest extent possible as reasonably requested by LMAT regarding any matter set forth in this Article 2. This shall include, without limitation, cooperation in the following: (a) LMAT’s preparation and filing of any regulatory submissions in any jurisdiction, including preparing or providing the documentation necessary for all proposed filings with any regulatory agency worldwide, including with the FDA or the appropriate competent authority or Notified Body; (b) any clinical trials or investigations or follow-up from such clinical trials or investigations; (c) registrations and listings under paragraph 2.2 above; (d) remedial actions and CAPAS, under paragraph 2.3 above; and (e) Complaints, Medical Device Reports, Vigilance Reports, Audits and Regulatory Inspections, under paragraphs 2.6 to 2.9 above.

ARTICLE 3

SUPPLY AND ORDERS FOR PRODUCTS

3.1.	Purchase Orders. On the Effective Date, LeMaitre shall submit a purchase order to HJL in the form attached as Exhibit B (the “Initial Purchase Order”). LMAT shall submit purchase orders to HJL for the Products pursuant to Section 3.3. Each purchase order shall cover the portion of the forecast that has become a firm order under Section 3.3 of this Supply Agreement and shall, at a minimum, include: (a) identification of the Products ordered; (b) quantity; (c) delivery date; and (d) shipping instructions and shipping address.

3.2.	Acceptance of Orders. Except as otherwise provided in Section 3.4, all purchase orders issued in accordance with this Supply Agreement shall be automatically accepted by HJL. Except for the Initial Purchase Order, purchase orders for the Products must be received by HJL at least 30 calendar days prior to delivery date requested. Each purchase order shall be deemed to be an offer by LMAT to purchase the Products pursuant to the terms of this Supply Agreement and shall give rise to a contract between LMAT and HJL for the sale of the Products ordered and shall be subject to and governed by the terms of this Supply Agreement solely and to no other terms, including the provisions of the Uniform Commercial Code. The terms and conditions of this Supply Agreement shall govern and supersede any additional or contrary terms set forth in LMAT’s purchase order or any HJL or LMAT acceptance, confirmation, invoice, or other document, unless the specific additional or contrary terms are stated in writing and duly signed by authorized officers of LMAT and HJL. With each lot of Products manufactured by HJL, HJL shall supply to LMAT documentation certifying in writing that each shipment of Products complies with (i) the then-current Specifications (as agreed upon by the Parties) and with the testing procedures described therein; and (ii) all other documentation required by LMAT.

3.3.	Forecasts. Commencing within 10 business days after the Effective Date of this Supply Agreement, LMAT shall provide to HJL a written, rolling six-month forecast (with such first forecast to be for less than six months if the first forecast is not issued at the beginning of a calendar quarter). HJL shall not be required to deliver to LMAT more than 175 units in any thirty day period without HJL’s prior consent. The first three months of each forecast shall constitute a firm order to purchase the units of the Products specified in the forecast, and LMAT shall subsequently issue purchase orders consistent with these firm orders. The balance of each forecast shall constitute a non-binding good faith estimate of expected orders for Products.

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3.4.	Order Limitations. HJL shall maintain an adequate inventory of the Products and shall notify LMAT within two calendar days in writing upon becoming aware of any actual or potential interruption in supply. HJL shall not be required to deliver quantities in excess of 120% of forecasted requirements unless HJL has been given at least 90 calendar days advance written notice of the quantities to be delivered which exceed the forecasted amounts. Notwithstanding the foregoing, HJL shall use all commercially reasonable efforts to supply quantities in excess of 120% of forecasted requirements that were given with less than 90 calendar days advance notice.

3.5.	Modification of Orders. Except as otherwise provided in Section 3.4, no purchase order shall be modified or canceled except upon the mutual agreement of the Parties, which agreement shall not be unreasonably withheld by either Party. Mutually agreed upon change orders shall be subject to all provisions of this Supply Agreement, whether or not the changed purchase order so states. Notwithstanding the foregoing, any purchase order may be canceled by LMAT as to any Products which are not delivered within five calendar days of the delivery date requested by LMAT pursuant to a purchase order submitted to HJL under Section 3.1 and accepted by HJL under Section 3.2 (the “Requested Delivery Date”), and any such cancellation shall not limit or affect any contract remedies available to LMAT with respect thereto.

3.6.	Shipment. All Products sold by HJL to LMAT shall be shipped by HJL free on board (“F.O.B.”) LMAT’s facility (the “Destination”) addressed to LMAT’s address (or such other address as set forth by LMAT). HJL shall bear all risk of loss until HJL delivers the Products to the Destination and they are received by LMAT. HJL shall pay all loading, freight, shipping, insurance, forwarding and handling charges, fees, storage, and all other charges applicable to the Products to facilitate delivery of the Products to the Destination.

3.7.	Inspection. HJL will inspect, test and certify the Product to specifications required by the approved device master record and listed on the Certificate of Analysis identified in Exhibit C. Upon notification to HJL, LMAT will have the right to reject any lot that contains Product that does not meet the Specifications (“Nonconforming Product”). LMAT will provide HJL with information as to the reason for the rejection of the Nonconforming Product including a description of the test procedure and results, if any, on which the rejection is based (i) within 60 calendar days of receipt therefor with respect to nonconformities that can be discovered with reasonable diligence, and (ii) for all other Nonconforming Products, within 45 calendar days after LMAT discovered or was informed by a third party or should have discovered the nonconformity. HJL will instruct LMAT as to the disposal or return of Nonconforming Product. In the event of Nonconforming Product(s), HJL will be responsible for return shipping charges. LMAT may issue a debit memorandum to HJL, which HJL will honor promptly for LMAT’s benefit, for the purchase price, freight, and related costs of the Nonconforming Product, and HJL will promptly replace the Nonconforming Product and invoice LMAT for the Product shipped to replace the Nonconforming Product at the time of shipment of the replacement product.

3.8.	Process. Material or Labeling Changes.

(a)	No material changes, modifications, deviations, or exceptions to the Specifications, materials, or fabrication, manufacturing, or packaging processes in effect as of the date hereof may be made without LMAT’s prior consent and 60 calendar days’ prior written notice of the proposed change by HJL to LMAT.

(b)	Any such material, process or labeling changes, modifications, deviations, or exceptions proposed to be implemented by HJL shall be subject to prior LMAT regulatory review of HJL’s determination of significance and shall not be implemented for at least such 60 day period or longer as required to address LMAT’s concerns, if any, including obtaining any necessary regulatory approvals prior to implementing such changes.

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(c)	HJL shall provide full cooperation in implementing any changes requested by LMAT.

(d)	HJL shall provide, at its sole cost and expense, a limited number of samples of the Product incorporating the proposed change for LMAT’s evaluation in accordance with this paragraph, 3.8.

(e)	If any HJL proposed change would require approval by any governmental authority, LMAT shall be responsible for, and shall bear all costs associated with, obtaining such approvals.

3.9.	Labeling. HJL, as a contract manufacturer for LMAT, shall be responsible for affixing the labeling on Products purchased under this Supply Agreement pursuant to Applicable Laws, including, but not limited to, requirements for unique device identifier (UDI) labeling. Product labeling shall read “Manufactured for LeMaitre Vascular, Inc.” unless otherwise agreed to by the Parties. HJL shall deliver the text of proposed packaging, labeling, and instructions for use changes to LMAT for regulatory review and approval at least sixty (60) calendar days prior to printing. HJL shall prepare labeling and instructions for use in all foreign languages that LMAT reasonably requests. LMAT shall be responsible for the costs of translating the labeling into any foreign language.

3.10.	Time is of the Essence. HJL will advise LMAT in writing within seven calendar days of any delay or anticipated delay in delivery or performance under this Supply Agreement.

ARTICLE 4

PRICES AND PAYMENTS

4.1.	Prices. The F.O.B. Destination purchase price of all Products sold to LMAT post-Closing hereunder (“Prices”) shall be as agreed by the Parties in Exhibit D containing Prices and other miscellaneous terms.

4.2.	Payment Terms. HJL will invoice LMAT upon delivery of Products. Invoices for Products shall be due and payable in full within 10 calendar days following the date of the invoice.

4.3.	Taxes. The Prices for Products do not include any sales, use, value added, or similar taxes, customs duties, or tariffs imposed by any governmental authority or agency on Products or any components thereof that are imposed on LMAT. LMAT shall pay or reimburse HJL for all such amounts incurred in connection with LMAT’s purchase of Products; provided, however, that HJL shall pay all income, excise, or franchise taxes imposed upon the manufacturing activities or income of HJL.

4.4.	Resale Prices. LMAT may resell the Products at such prices, as LMAT, in its sole discretion, shall determine.

ARTICLE 5

GENERAL RIGHTS AND OBLIGATIONS OF HJL

5.1.	Manufacture and Supply of Products. During the term of this Supply Agreement, HJL shall manufacture the Products in accordance with the approved Specifications and Applicable Laws, including FDA Clearance (or Approval as may be required by the FDA), and the terms and conditions set forth in this Supply Agreement. HJL shall not sell the Products to, or manufacture the Products for, any party except LMAT.

ARTICLE 6

TERM AND TERMINATION

6.1.	Term. This Supply Agreement shall take effect as of the date first above written and shall continue in force until the earlier of (i) March 18, 2019 and (ii) the date upon which this Supply Agreement is terminated pursuant to Section 6.2 below.

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6.2.	Termination. This Supply Agreement may be terminated by LMAT upon seven calendar days advance written notice to HJL. HJL may terminate this Supply Agreement upon 35 calendar days advance written notice to LMAT if LMAT is in material breach of any of its representations, warranties or covenants hereunder and, either the breach cannot be cured or, if the breach can be cured, it is not cured by LMAT within 30 calendar days after LMAT’s receipt of written notice of such breach.

6.3.	Rights and Obligations on Termination. In the event of termination of this Supply Agreement for any reason, the Parties shall have the following rights and obligations:

(a)	Termination of this Supply Agreement shall not release either Party from the obligation to make payment of all amounts then or thereafter due and payable.

(b)	LMAT shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

(c)	LMAT’s and HJL’s obligations pursuant to Articles 2, 4 and 7-14, and this Section 6.3, shall survive termination of this Supply Agreement. All other provisions of this Supply Agreement shall terminate upon termination of this Supply Agreement.

ARTICLE 7

PRODUCT WARRANTIES

7.1	Warranty. HJL warrants to LMAT that: (i) the Products delivered to LMAT under this Supply Agreement will be saleable and useable in a clinical setting and will conform to the then current and approved Specifications for Products and any documentation contained in literature supplied by HJL with that Product; (ii) the Products will be free from defects in design, manufacture, materials, and workmanship under normal intended use and service, in accordance with all Applicable Laws and requirements including, but not limited to, the Act and GMP/QSR Regulations and not adulterated under the Act; (iii) the Products have been manufactured, tested, stored, packaged, labeled, and shipped in compliance with the Specifications and all Applicable Laws including, but not limited to, the Act and GMP/QSR Regulations; (iv) the Products shall have a shelf life of at least 54 months with a minimum of 48 complete months shelf life remaining when received by LMAT; (v) HJL’s manufacturing facility, and manufacturing process for the Products, are,, and at all times during the duration of the Supply Agreement, shall be, in compliance with all GMP/QSR Regulations and ISO 13485:2003, EN 46001 requirements; and (vi) the Products are free and clear of any liens, security interests, or encumbrances of any nature whatsoever, except for those liens, security interests, or encumbrances held by LMAT as contemplated by the Supply Agreement. LMAT shall have available any and all remedies available in law or equity in the event any Products do not meet the foregoing warranties. Prior to returning any Products alleged to be defective, LMAT shall notify HJL in writing of the claimed defect and, where available, shall include the lot and serial number of such Products, as well as the number and date of the invoice therefor. The foregoing warranty shall not apply to any Product that has been subjected by LMAT to abuse, misuse, neglect, negligence, accident, improper testing, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any written instructions issued by HJL.

7.2.	Limited Warranty. THE WARRANTIES SET FORTH IN SECTION 7.1 ARE INTENDED SOLELY FOR THE BENEFIT OF LMAT. ALL LOSSES THEREUNDER SHALL BE MADE BY LMAT AND MAY NOT BE MADE BY LMAT’S CUSTOMERS.

7.3	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.5 AND THE PRODUCT WARRANTY SET FORTH IN SECTION 7.1, (A) NEITHER HJL NOR ANY PERSON ON HJL’s BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

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ARTICLE 8

REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

8.1.	Product Liability Indemnification.

(a) By HJL: HJL hereby agrees to defend, indemnify, and hold LMAT and its Affiliates (each a “LMAT Indemnified Party”) harmless from and against all losses, damages, claims and liability (“Losses”) which arise out of or result from personal injury or death incident to the use of any Products to the extent resulting from: (i) the failure of the Products to meet the Specifications, or (ii) the failure of the Products to be manufactured, tested, stored packaged, labeled, or shipped in compliance with all Applicable Laws, except to the extent resulting from any specific action taken by HJL at the written direction of LMAT or resulting from any specific action not taken by HJL at the written direction of LMAT.

(2) By LMAT: LMAT hereby agrees to defend, indemnify and hold HJL and its Affiliates (each a “HJL Indemnified Party”) harmless from and against all Losses which arise out of or result from personal injury incident to the use of any Products to the extent resulting from the negligent or wrongful acts or omissions of LMAT.

(3) EXCLUSIVE REMEDY. THIS SECTION 8.1 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION FOR ANY DAMAGES COVERED BY THIS SECTION 8.1.

(4) NO LIABILITY FOR CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE (EXCEPT FOR LOSSES REQUIRED TO BE PAID TO A THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM FOR ANY OF THE FOREGOING), ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (8) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

8.2.	Insurance Requirements. HJL will carry product liability insurance covering any loss, damage, expense or liability incurred or suffered by any party other than HJL arising out of any use of a Product. Such policy or policies, which may include umbrella or excess liabilities coverage, shall (i) have aggregate limits of liability of not less than $3,000,000 with respect to any incident or occurrence and of not less than $5,000,000 in the aggregate on the Effective Date; and (ii) provide for a deductible or retained amount of no greater than $500,000; and (iii) provide that such policy may not be canceled except upon written notice in accordance with policy provisions. Upon request, HJL shall provide such evidence of the effectiveness of such insurance to LMAT.

8.3.	Cooperation as to Indemnified Liability. Each Party hereto shall reasonably cooperate with other parties with respect to access to books, records, or other documentation within such Party’s control, if deemed reasonably necessary or appropriate by any Party in the defense of any matter which may give rise to indemnification hereunder.

8.4.	LMAT’s Representations and Warranties. LMAT hereby represents and warrants to HJL that as of the date hereof:

(a)	LMAT is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and the execution and delivery of this Supply Agreement by an officer of LMAT has been duly authorized by all necessary corporate action.

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(b)	This Supply Agreement is the legal, valid, and binding obligation of LMAT, enforceable against LMAT in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(c)	Neither the execution and delivery of this Supply Agreement nor the compliance with the terms and conditions hereof will conflict with, result in a breach, violation or failure to perform by LMAT of, or constitute a default under, any of the terms, conditions, or provisions of any order, judgment, contract, agreement, certificate of incorporation, bylaws, or other instrument to which LMAT is or may be bound or affected.

(d)	LMAT has full right, power, and authority to enter into and perform its obligations under this Supply Agreement.

(e)	LMAT is not under any obligations inconsistent with the provisions of this Supply Agreement.

8.5.	HJL’s Representations and Warranties. HJL hereby represents and warrants to LMAT that as of the date hereof:

(a)	HJL is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and the execution and delivery of this Supply Agreement by an officer of HJL has been duly authorized by all necessary corporate action.

(b)	This Supply Agreement is the legal, valid, and binding obligation of HJL, enforceable against HJL in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(c)	Neither the execution and delivery of this Supply Agreement nor the compliance with the terms and conditions hereof will conflict with, result in a breach, violation or failure to perform by HJL of, or constitute a default under, any of the terms, conditions, or provisions of any order, judgment, contract, agreement, certificate of incorporation, bylaws, or other instrument to which HJL is or may be bound or affected.

(d)	HJL has full right, power, and authority to enter into and perform its obligations under this Supply Agreement and to grant to LMAT the rights granted and to be granted hereunder.

(e)	HJL is not under any obligations inconsistent with the provisions of this Supply Agreement.

ARTICLE 9

CONFIDENTIAL INFORMATION

9.1.	Confidentiality. Section 11(g) of the Asset Purchase Agreement shall apply to all confidential information used by or provided to HJL hereunder.

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ARTICLE 10

INTELLECTUAL PROPERTY AND TRADEMARKS

10.1.	License. LMAT hereby grants HJL a limited, non-exclusive and non-transferable license to use the Licensed Intellectual Property, the Purchased Intellectual Property and the Purchased Technology (the “Transition IP”), in accordance with LMAT’s instructions, solely for purposes of manufacturing in accordance with this Supply Agreement and packaging and labeling Products under this Supply Agreement, as long as such Transition IP is used by HJL in accordance with LMAT’s standards, specifications, and instructions of which HJL has been advised in writing, but in no event beyond the term (or earlier termination) of this Supply Agreement. HJL shall not acquire any right, title, or interest under the laws of any nation in such Transition IP or any other intellectual property of LMAT other than the foregoing limited license and shall not attempt to assert or register any such right, title, or interest. HJL shall not use any of LMAT’s trademarks, trade names, or logotypes as part of HJL’s corporate or trade names or permit any third party to do so without the prior written consent of LMAT.

10.2.	Third-Party Infringement. HJL shall promptly notify LMAT of any use by any third party of LMAT’s trademarks, trade names, or logotypes or any use by such third parties of similar marks which may constitute an infringement or sign off of LMAT’s trademarks, trade names, or logotypes, or of any use of any other intellectual property owned by LMAT pursuant to the Asset Purchase Agreement or otherwise, of which HJL has knowledge. LMAT reserves the right in its sole discretion to institute any proceedings against such third party infringers, and HJL shall refrain from doing so. HJL agrees to provide reasonable cooperation to LMAT in any action taken by LMAT against such third parties.

10.3.	Termination of Use. HJL acknowledges LMAT’s proprietary rights in and to the Transition IP, and HJL hereby waives all right to any trademarks, trade names, and logotypes now or hereafter originated by LMAT. HJL shall not adopt, use, or register any words, phrases, or symbols which are identical to or confusingly similar to any of LMAT’s trademarks. Upon termination of this Supply Agreement, HJL shall cease using the Transition IP in any manner.

10.4	Protection of LMAT Intellectual Property. LMAT shall be responsible for filing and prosecuting all U.S. and foreign patent, copyright and trademark applications it deems necessary or appropriate to protect the Transition IP and LMAT’s Intellectual Property.

ARTICLE 11

FORUM SELECTION AND GOVERNING LAW

11.1.	Forum Selection and Governing Law. This Supply Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof. Each Party agrees that, in the event such Party elects to initiate litigation against the other Party, such Party will file such litigation in the state or federal courts of Massachusetts. Each Party hereby expressly and irrevocably waives any claim or defense in any action or proceeding brought in said jurisdictions based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar basis.

ARTICLE 12

FORCE MAJEURE

12.1.	Force Majeure Definition. Force Majeure shall mean any of the following events or conditions, not existing as of the date of this Supply Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either Party, which prevents in whole or in material part the performance by one of the Parties of its obligations hereunder: riots, civil or military disturbances, wars, epidemics, fires, floods, hurricanes, typhoons, earthquakes, lightning, and explosions.

12.2.	Notice. Upon giving notice to the other Party, a Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Supply Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, its cause, and possible consequences. The Party claiming Force Majeure shall promptly notify the other Party of the termination of such event.

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12.3.	Suspension of Performance. During the period that the performance by one of the Parties of its obligations under this Supply Agreement has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder, except for the obligation to pay any amounts due and owing hereunder, to the extent that such suspension is commercially reasonable.

ARTICLE 13

MISCELLANEOUS

13.1.	Audit Rights. HJL shall maintain accurate books and records to enable LMAT to monitor compliance by the other with the terms of this Supply Agreement. LMAT (or its accountants) shall have the right to inspect such books and records at reasonable intervals (but no more frequently than twice in any twelve month period) and upon reasonable prior written notice.

13.2.	Relationship. This Supply Agreement does not make either Party the employee, agent, or legal representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Supply Agreement each Party shall be acting as an independent contractor.

13.3.	Assignment. Except as otherwise provided in this Supply Agreement, neither Party may assign or otherwise transfer its rights and obligations under this Supply Agreement without the prior written consent of the other Party. Notwithstanding any other provision in this Supply Agreement to the contrary, either Party may assign this Supply Agreement to a company controlling, controlled by, or under common control with the assigning Party, or to its successor in connection with a change in control of such Party. Any prohibited assignment shall be null and void. All terms and conditions of this Supply Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties.

13.4.	Notices. Notice permitted or required to be given under this Supply Agreement shall be deemed sufficient if given in writing by commercial air delivery service or by registered or certified air mail, postage prepaid, return receipt requested, addressed to the respective addresses of the Parties set forth below or at such other address as the respective Parties may designate by like notice from time to time. Notices so given shall be effective upon the earlier of: (a) receipt by the Party to which notice is given; (b) on the seventh business day following the date such notice was deposited in the mail; or (c) when received. Notices shall be given as follows:

If to HJL:	Hancock Jaffe Laboratories, Inc.
70 Doppler
Irvine, California 92618

If to LMAT:	LeMaitre Vascular, Inc.
63 Second Ave.
Burlington, MA 01803 Attn: Legal Dept.
With a copy by email to: legal@lemaitre.com

13.5.	Entire Agreement. This Supply Agreement, including the exhibits attached hereto and incorporated as an integral part of this Supply Agreement, and the Asset Purchase Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written,and all negotiations, conversations, or discussions heretofore had between the Parties related to this Supply Agreement. To the extent this Supply Agreement is inconsistent with the terms of the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

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13.6.	Amendment. This Supply Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, other than by written amendment signed by the Parties hereto, except as expressly provided in this Supply Agreement.

13.7.	Severability. In the event that any of the terms of this Supply Agreement are in conflict with any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Supply Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Supply Agreement, and this Supply Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions of this Supply Agreement substantially violates, comprises an integral part of or is otherwise inseparable from the remainder of this Supply Agreement.

13.8.	Counterparts. This Supply Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

13.9.	Waiver. No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed on the date first above written.

LEMAITRE VASCULAR, INC.		HANCOCK JAFFE LABORATORIES, INC.

By:	/s/ David Roberts	By:	/s/ NORMAN JAFFE
Name:	David Roberts	Name:	NORMAN JAFFE
Title:	President	Title:	PRESIDENT

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EXHIBIT A

ADDITIONAL QUALITY REQUIREMENTS

1. All Products shall be accompanied by a certification that has been assigned a specific HJL serial number and expiration date and certifies that the devices have been manufactured and inspected in accordance with all applicable HJL specifications and procedures with the HJL Order number matching the Packing List HJL Order/Invoice number and the serial number identified on the Packing List. This number(s) shall be clearly identified on the Product and or its packaging, as well as on traceability records.

2. All Products shall be clearly labeled with the appropriate unique device identifier (UDI) as required by Applicable Laws.

2. HJL shall assign a Products quality representative for the duration of this Supply Agreement. This individual shall be responsible for overseeing HJL activities that impact the Products and acting on HJL’s behalf in matters associated with Product quality.

3. Product shall be received with no visual signs of damage and one day from “Ship Date” found on the manufacturer’s packing slip.

4. In all events, HJL shall provide reasonable resources, maintain copies of all documentation, and perform failure investigation and reasonable corrective and/or preventative actions with respect to any and all complaints.

5. HJL shall retain records as required by Applicable Laws and shall be made available to LMAT upon request.

6. The responsibilities noted in the table below apply to the Parties.

21 CFR Part 820
820.20 Management Responsibility
820.22 Quality Audit
820.25 Personnel
820.30 Design Controls
820.40 Document Controls
820.50 Purchasing Controls
820.60 Identification
820.65 Traceability
820.70 Production and Process Control
820.72 Inspection, Measuring and test equipment
820.75 Process validation
820.80 Receiving, in process and finished device acceptance
820.86 Acceptance Status
820.90 Non-conforming product
820.100 Corrective and Preventative Action
820.120 Device Labeling
820.130 Device packaging
820.140 Handling
820.150 Storage
820.160 Asset Purchase
820.180 General requirements
820.181 Device master record
820.184 Device history record

820.186 Quality system record
820.198 Complaint files
820.250 Statistical techniques

21 CFR Part 803 Medical device reporting
21 CFR Part 806 Recalls
21 CFR Part 801 Labeling
21 CFR Part 11 Electronic Records

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EXHIBIT B

INITIAL PURCHASE ORDER

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Vendor ID;	HAN005	PO#:27716
Company:	HANKCOCK JAFFE LABORATORIES, INC.	LeMaitre Vascular
Address:	70 DOPPLER
.
City, State, Zip:	IRVINE, CA 92618	63 2nd Avenue Burlington, MA 01803-441

	Tel: (949)261-2900 Fax: (949)261-2992	Tel: 781-425-1690 Fax: 781-425-6295

Contact:		From: www.lemaitre.com

Date: 03/16/2016	Terms: NET 30	Ship Via: UPS Acct# 86X953

Line #	Catalog # / Vendor #	Product Description	QTY	Unit Price	Line Total
1	HJL016-10-N	ProCol® Vascular Bioprosthesis 6 mm X 10 cm	25	$400.00	$10,000.00
		Requested by: 4/15/16 Promised by: 4/15/16

2	HJL016-25-N	ProCol® Vascular Bioprosthesis 6 mm X 25 cm	18	$400.00	$7,200.00
		Requested by: 4/15/16 Promised by: 4/15/16

3	HJL016-30-N	ProCol® Vascular Bioprosthesis 6 mm X 30 cm	66	$400.00	$26,400.00
		Requested by: 4/15/16 Promised by: 4/15/16

4	HJL016-40-N	ProCol® Vascular Bioprosthesis 6 mm X 40 cm	66	$400.00	$26,400.00
		Requested by: 4/15/16 Promised by: 4/15/16

Subtotal	$70,000.00
Trade Discount	$0.00
Freight	$0.00
Miscellaneous	$0.00
Tax	$0.00
Total	$70,000.00

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EXHIBIT C

Certificate of Conformity

Date: _________

Invoice #:____________

The following products are manufactured per the current GMP standard, passed all final inspections and have met the product specifications. We, Hancock Jaffe Laboratories, Inc. confirm the sterility of these products and hereby release them in accordance to the applicable standards (ISO 10993, ISO 11607, ISO 11135, ISO 14160 and ISO 17665), our Quality system Manual and FDA regulations.

The following products were sterilized at:

Sterilization
Catalogue Number	Product Description	Quantity	Product Lot Number	Order Number	Process Date	Expiration Date

Prepared By:	(Name)
(Title)

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EXHIBIT D

PRICE PER UNIT OF PRODUCT (APPLIES TO ALL UNIT LENGTHS)

Price Per Unit	Units Covered
$400	First 660 units of Product, regardless of when ordered or delivered
$600	Units ordered after the first 660 units of Product

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Lemaitre Vascular Forecast for ProCol units

March 15, 2016

month: period start date: period end date:	1 3/16/2016 4/15/2016	2 4/16/2016 5/15/2016	3 5/16/2016 6/15/2016	4 7/16/2016 8/15/2016	5 7/16/2016 8/15/2016	6 8/16/2016 9/15/2016	Price Per Unit

HJL016-10-N	25	25	25	25	25	25	TBD
HJL016-25-N	18	18	18	18	18	18	TBD
HJL016-30-N	66	66	66	66	66	66	TBD
HJL016-40-N	66	66	66	66	66	66	TBD
Total	175	175	175	175	175	175

EXHIBIT F

March 18, 2016

PMA Amendment

U.S. Food and Drug Administration

Center for Devices and Radiological Heath

Document Mail Center - W066-G609

10903 New Hampshire Avenue

Silver Spring, MD 20993-0002

RE :	PMA #P020049 Amendment
ProCol® Vascular Bioprosthesis for Vascular Access
Notification of Sponsor Change

This letter is to provide notification that effective March 18, 2016 all rights of PMA #P020049 were transferred to LeMaitre Vascular, Inc. 63 Second Avenue, Burlington, MA 01803.

The enclosed eCopy is an exact duplicate of the paper copy.

Regards,

/s/ Sue Montoya

Sue Montoya

Vice President of Operations and QA/RA

Hancock Jaffe Laboratories

70 Doppler, Irvine, CA 92618

Phone: 949-261-2900

Fax: 949-261-2992

e-mail: suemontoya@hjlinc.com

Hancock Jaffe Laboratories - 70 Doppler, Irvine, California 92618 USA

Phone (949) 261 2900 Fax (949) 261 2992